UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: June 24, 2021
(Date of earliest event reported)

FEDNAT HOLDING COMPANY
(Exact name of registrant as specified in its charter)

Florida	000-25001	65-0248866
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

14050 N.W. 14th Street, Suite 180 Sunrise, FL
33323
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (800) 293-2532

Not applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock	FNHC	Nasdaq Global Market
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company         ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.    ☐

Item 1.01.	Entry into a Material Definitive Agreement.

2021-2022 Catastrophe Excess of Loss Reinsurance Program

General. FedNat Holding Company (the “Company”) has agreed to the terms of its excess of loss catastrophe reinsurance program for 2021-2022 (the “Program”), which covers the Company and its wholly-owned insurance subsidiaries, FedNat Insurance Company (“FNIC”), Maison Insurance Company (“MIC”) and Monarch National Insurance Company (“MNIC”). FNIC, MIC, and MNIC are collectively referred to herein as the “carriers”. The Program provides the carriers up to approximately $1.41 billion of single event reinsurance coverage in excess of up to a $18.25 million pre-tax retention for certain catastrophic losses, including hurricanes, and aggregate coverage up to $2.25 billion, at an approximate total cost of $287.7 million, subject to adjustments based on actual exposure or premium of policies at different points in time in the coming months.
Due to non-Florida exposures becoming a larger portion of the overall book of business, the Company broadened its approach to its reinsurance purchases for this treaty year by separating the program into two reinsurance towers. The first tower includes all exposures for FNIC Florida, MIC in all states and MNIC and includes ground up first event limit protection up to approximately $982 million (“Primary Tower”), subject to a maximum first-event retention of $10 million. The second tower provides ground up first event limit up to $450 million for all FNIC’s non-Florida business produced by its managing general underwriter partner (“FNIC SageSure Tower”), subject to a first-event retention of $8.25 million. The $18.25 million combined towers maximum retention is a reduction in the first event retention of approximately 41% compared to up to $31 million in last year’s program. The combination of these separate towers provides the Company with an increase in aggregate catastrophe reinsurance protection of approximately $333 million compared to the previous treaty year original purchase. More specifically, the Program includes up to approximately $2.25 billion in aggregate reinsurance across all states in which the Company operates, including $504 million of reinsurance provided by the Florida Hurricane Catastrophe Fund (“FHCF”). Up to approximately $972 million is available for a first event within Florida, including $468 million of private coverage plus the FHCF coverage. Up to approximately $910 million of coverage is available for a first event outside of Florida, including the $468 million of private coverage from the Primary Tower, which is available to cover catastrophe losses in MIC’s book of business located in Louisiana and Texas. FHCF coverage responds on both a per occurrence and aggregate basis, and is exclusive to the state of Florida. Additionally, the Program provides $831 million of private reinsurance across the combined towers for second and subsequent events, subject to individual retentions within each tower and the aggregate limit.

The Program is expected to result in a ceded earned premium to gross earned premium ratio of 40.4% across the full treaty period, a decrease of approximately 3.3 points from the prior treaty year. The program originally placed at July 1, 2020 was anticipated to cost approximately 36.0% of premium; however, subsequent reinstatement premiums and reinsurance purchases of limit following catastrophe events over the past 11 months added an additional 7.7 points to the ceded premium ratio for the 2020-2021 treaty year, bringing the total to 43.7%.

The Company is continuing to actively manage for an overall decrease in policy count and total insured value both within and outside Florida, with gross written premiums remaining fairly level over the past 12 months and projected to continue as such in the coming 12 months due to recent rate increases. Most recently, FNIC has filed a statewide homeowners rate increase of 7% in Florida on a ‘use and file’ basis effective April 15, 2021 on renewal business. Furthermore, FNIC intends to make a filing on its Florida homeowners book of business, our largest book of business in our largest state, for a rate increase of approximately 4% to pass through this year’s higher catastrophe reinsurance pricing. The Company intends to make additional rate filings, as appropriate, to pass along increased costs. These filings will be subject to normal regulatory review and approval.

Most of the privately placed layers of the Program are effective July 1, 2021, with certain agreements effective for June 2021. The portion of the Program placed with private reinsurers is with partners that currently have an A.M. Best Company or Standard & Poor’s rating of “A-” or better, or that have fully collateralized their maximum potential obligations in dedicated trusts. All layers above a $30 million attachment point have prepaid automatic reinstatement protection, which affords the carriers additional coverage for subsequent events without additional cost.

The private reinsurance market continued to harden this year due to a number of factors, including the elevated number of catastrophic events impacting U.S. coastal areas in recent years. These factors have resulted in more restrictive terms for the upcoming reinsurance treaty year. The change in terms includes a further reduction in the availability of cascading coverage, which automatically “drops-down” coverage for subsequent events and prevents gaps in reinsurance protection when multiple events occur during the same treaty year. In addition, there was limited open market capacity available for lower layer attachment points on an “all perils” basis. As a result, a vast majority of the first layer for the Primary Tower ($20 million excess of $10 million), which includes one automatic reinstatement, covers “all perils” only through November 30, 2021, after which coverage includes only named storms such as tropical depressions, tropical storms and hurricanes, and excludes tornado or hail events. The first layer in the FNIC SageSure Tower ($22 million excess of $8 million) provides both per occurrence and aggregate protection and was placed with Anchor Re, an affiliate of SageSure (the non-affiliated managing general underwriter that writes FNIC’s non-Florida property business) on a fully-collateralized basis. In addition, 40% of the first layer reinstatement premium protection ($7 million) of the FNIC SageSure Tower provides protection on an “all perils” basis whereas the remaining 60% ($11 million) provides protection following only a hurricane.

As indicated above, the carriers’ combined 2021-2022 reinsurance Program is estimated to cost $287.7 million, consisting of $204.3 million for the Primary Tower and $83.4 million for FNIC SageSure Tower. This amount includes approximately $251.9 million for private reinsurance for the carriers’ exposure described above, including prepaid automatic premium reinstatement protection, along with approximately $35.8 million, within the Primary Tower, payable to the FHCF. All carriers maintained their 90% FHCF participation for the upcoming wind season.

In the Primary Tower, each carrier will share the combined cost in proportion to its contribution to the total expected loss in each reinsurance layer. Each carrier’s reinsurance recoveries will be based on that carrier’s contributing share of a given event’s total loss and each carrier will be responsible for its portion of the Program’s per event retention based on a specific allocation formula.
The carriers’ cost and amounts of reinsurance are based on current analysis of exposure to catastrophic risk. The data is subjected to exposure level analysis at various dates through December 31, 2021. This analysis of the carriers’ exposure levels in relation to the total exposures to the FHCF and excess of loss treaties may produce changes in retentions, limits and reinsurance premiums in total, and by carrier as the result of increases or decreases in the carriers’ exposure levels.

FNIC SageSure Tower 2021-2022 Second and Third Event Coverage. Under the FNIC SageSure Tower, the Company purchased additional protection that lowers the second event named-storm retention, inclusive of co-participation, to approximately $9.75 million, with certain limitations as described below. For a third event, the named storm retention would be approximately $17.3 million. More specifically, this additional coverage consists of 75% of $27 million of coverage for a second event and 47% of $27 million of coverage for a third event, which applies to named storm losses only. These retentions may be reduced after taking into account the 80% quota share agreement that FNIC has with Anchor Re. Whether such catastrophe losses can be ceded into this treaty will be dependent on capacity to do so pursuant to the loss caps in that quota-share treaty.

FNIC’s 2021-2022 Florida Quota Share Reinsurance Program. FNIC expects to renew its existing quota-share reinsurance treaties at their respective renewal dates on an in-force, new and renewal basis at terms generally consistent with the treaties currently in place. These treaties, if renewed, would continue to provide 40% protection on FNIC’s Florida homeowners book of business, excluding named storms, and which would be subject to certain limitations including, but not limited to, caps on losses associated with non-named storm catastrophe losses. The first treaty up for renewal currently provides 20% quota-share coverage and has a renewal date of July 1, 2021. There can be no assurances, however, that all or any of the quota-share treaties will be renewed or, if renewed, that it will be on the terms described above.

June 2021 Additional Back-up Coverage. Because certain coverages purchased after the 2020 storm events extended only through May 31, 2021, the Company secured additional reinsurance limit of 50% of $70 million excess of $25 million, at an approximate cost of $2.8 million, which will be recognized as ceded premium over the period from June 1, 2021 through June 30, 2021. This limit is available for events occurring during this period for all carriers and all states.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.
104	Cover Page Interactive File (the cover page tags are embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FEDNAT HOLDING COMPANY

Date: June 24, 2021	By:	/s/ Ronald A. Jordan

Name:	Ronald A. Jordan
Title:	Chief Financial Officer
(Principal Financial Officer)